                                                                   EXHIBIT 10.1


                    FIRST AMENDMENT TO SERIES A CONVERTIBLE
                      PREFERRED STOCK PURCHASE AGREEMENT

     The First Amendment to Series A Convertible Preferred Stock Purchase Agreement (this "Amendment") dated this ____ day of September, 1996, effective as of May 31, 1996, is by and between Good Times Restaurants Inc. (the "Company") and The Bailey Company ("Purchaser").

                                   RECITALS

     A. The Company and Purchaser entered into that certain Series A Convertible Preferred Stock Purchase Agreement dated May 31, 1996 (the "Agreement"), by which Purchaser agreed to purchase 1,000,000 shares of the Company's Series A Convertible Preferred Stock (the "Preferred Shares"), and the Company agreed to issue the Preferred Shares to Purchaser, on the terms and conditions contained in the Agreement.

     B. The Company and Purchaser desire to modify and amend certain terms of the Agreement and certain Exhibits thereto.

                                   AMENDMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser agree that the Agreement, and certain Exhibits thereto, are hereby amended as follows:

     1. Capitalized terms used herein, and not otherwise defined, shall have the meanings ascribed to such terms in the Agreement. References to Sections and paragraphs shall refer to Sections and paragraphs of the Agreement, unless the context requires otherwise.

     2.     The first sentence of Section 2.04, Authorized Capital Stock, is
                                                ------------------------
hereby deleted in its entirety and replaced with the following language: "If the shareholders of the Company approve the transactions contemplated hereby, as of the First Installment Date the authorized capital stock of the Company shall consist of (i) 5,000,000 shares of preferred stock, $.01 par value per share, of which 1,000,000 shares shall be designated as Series A Convertible Preferred Stock, and (ii) 50,000,000 shares of Common Stock.

     3. The first sentence of Article IV, paragraph (a)(iv) is hereby deleted in its entirety and replaced with the following language: "The authorized capital stock of the Company consists of (i) 5,000,000 shares of preferred stock, of which only 1,000,000 shares are designated as Series A Convertible Preferred Stock, and (ii) 50,000,000 shares of Common Stock."

     4. The second sentence of Article IV, paragraph (i) is hereby deleted in its entirety and replaced with the following language:
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            The Articles shall have been duly amended, if necessary, to provide that all directors of the Company shall be indemnified against, and absolved of, liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Nevada.

     5.     The following language shall be added to the Agreement as Section
            6.22:

            "Authorized Common Stock. For so long as Purchaser and its
             -----------------------
            affiliates, in the aggregate, beneficially own two-thirds of the Preferred Shares (including the Common Stock into which such Preferred Shares are convertible), the number of shares of authorized Common Stock of the Company may not be increased or decreased by the Company without the approval of Purchaser."

     6.     The following language shall be added to the Agreement as Section
            6.23:

            "Additional Series of Preferred Stock. Notwithstanding anything in
             ------------------------------------
            the Articles to the contrary, for as long as Purchaser and its affiliates, in the aggregate, beneficially own two-thirds of the Preferred Shares (including the Common Stock into which such Preferred Shares are convertible), the Company shall not issue any series of preferred stock in addition to the Series A Convertible Preferred Stock without the approval of Purchaser."

     7. Section A.1. to Exhibit B to the Agreement, which is entitled Series A Convertible Preferred Stock Terms, (referred to in this Amendment as
------------------------------------------
"Terms") is hereby deleted in its entirety and replaced with the following language: "1. Number of Shares. The series of Preferred Stock designated and
              ----------------
known as "Series A Convertible Preferred Stock" shall consist of 1,000,000 shares."

     8. Section 5.b. of the Terms is hereby amended to replace the term "Certificate of Incorporation" with the Term "Articles of Incorporation."

     9. The table in Section 6.a. of the Terms is hereby deleted in its entirety and replaced with the following table:

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                              Maximum
                              -------
Conversion Period         Number of Shares     Conversion Price
-----------------         ----------------     ----------------

October 1, 1997 -                  500,000             $0.46875
October 31, 1997

November 1, 1997 -                 500,000*            $0.56875
December 31, 1997

January 1, 1998 -                  250,000             $0.46875
January 31, 1998                   500,000*            $0.56875

February 1, 1998 -                 750,000*            $0.56875
March 31, 1998

April 1, 1998 -                    250,000             $0.46875
April 30, 1998                     750,000*            $0.56875

May 1, 1998 -
April 30, 1999                   1,000,000*            $0.56875

May 1, 1999, and thereafter      1,000,000*  the greater of (i) the Dividend
                                             Conversion Rate at the time
                                             of such conversion, and (ii)
                                             $0.46875


*    To the extent not previously converted.

     10. Except as expressly set forth in this First Amendment, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment effective as of the day and year first above written.


                                       GOOD TIMES RESTAURANTS INC.


                                       By:/s/ Boyd E. Hoback
                                          ------------------------
                                       Name:  Boyd E. Hoback
                                            ----------------------
                                       Title: President, CEO
                                             ---------------------

                                   THE BAILEY COMPANY,
                                    a Colorado limited partnership

                                   By:  The Erie County Investment Co.,
                                        as to General Partner

                                   By:/s/ David E. Bailey
                                      -----------------------------------
                                        David E. Bailey, President



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